UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2015

LSI INDUSTRIES INC.
(Exact name of Registrant as specified in its Charter)

Ohio	0-13375	31-0888951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10000 Alliance Road, Cincinnati, Ohio	45242
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(513) 793-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 17, 2015 David W. McCauley, President of LSI Graphic Solutions, notified LSI Industries Inc. ("LSI" or the "Company") of his retirement from the Company. Mr. McCauley has served as President of the LSI Graphics Segment since April 2003 and as either President or Vice President of Operations of Grady McCauley Inc. (a subsidiary of the Company involved in graphics) since 1997.  Mr. McCauley was a founder and Vice President of Grady McCauley Inc.

In connection with his retirement, Mr. McCauley and LSI entered into a Separation Agreement and Release dated July 17, 2015 (the "Separation Agreement") pursuant to which Mr. McCauley agreed to continue his service as President of LSI Graphic Solutions through a date in October 2015 to be mutually agreed upon between Mr. McCauley and LSI, assist LSI in making a successful transition to the next President of LSI Graphic Solutions to be identified, and provide consulting services as may be reasonably requested by the Company's CEO during a consulting period ending June 30, 2016. The Separation Agreement also contains confidentiality and non-compete provisions. As consideration for these services and restrictions, Mr. McCauley will receive $28,000 per month during the consulting period. In addition, Mr. McCauley will receive payment for all of his earned and unused paid time off and certain of Mr. McCauley's share-based awards will vest in full in accordance with LSI's stock incentive plans.

The above summary description of the Separation Agreement does not purport to be complete and is qualified in its entirety to the full text of the Separation Agreement to be filed as an exhibit to the Company's next periodic report.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
LSI INDUSTRIES INC. BY: /s/ Ronald S. Stowell Ronald S. Stowell Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

July 23, 2015